Exhibit 4.18

STRICTLY PRIVATE AND CONFIDENTIAL

To:	Nyxoah SA Rue Edouard Belin 12 1435 Mont-Saint-Guibert Belgium

November 2025

Ladies and Gentlemen,

Re:Subscription commitment to a capital increase

This letter (the “Subscription Commitment Letter”) is sent on behalf of [name investor], [an individual resident of [x]/[a company organised and existing under the laws of [x], with registered office at [x], and company number [x]] (hereinafter referred to as “we”, “us”, or the “Undersigned”).

We understand that Nyxoah SA, a limited liability company (société anonyme) organised and existing under the laws of Belgium, with registered office at Rue Edouard Belin 12, 1435 Mont-Saint-Guibert, Belgium and registered with the Register of Legal Entities (Brabant wallon) under number 0817.149.675 (the “Company”), intends to raise between EUR [x] million (the “Minimum Capital Increase Amount”) and EUR [x] million by way of a capital increase in cash (the “Capital Increase”), following a private placement of new ordinary shares with a limited number of investors (the “Private Placement”).

The total share capital of the Company prior to the Private Placement amounts to EUR 6,449,871.98, represented by 37,544,782 shares.

The Private Placement is scheduled to be announced on or about the date hereof, subject to the Company having received subscription commitments in respect of the totality of the Minimum Capital Increase Amount from the Undersigned and certain other investors (including, as the case may be, existing shareholders, directors and officers of the Company).

Against the above background, for the benefit of the Company, we confirm the following:

1.

We irrevocably undertake to subscribe and pay for new ordinary shares of the Company (the “New Shares”) for an aggregated amount of EUR [x] (the “Subscription Commitment Amount”), at a subscription price per New Share equal to EUR [x], such undertaking being referred to as the “Subscription Commitment”).

2.	For purposes of implementing the Capital Increase, we undertake:
(a)	to pay the Subscription Commitment Amount by not later than [date], 2025 to the blocked bank account in the name of the Company with number IBAN [x] ([Belfius Bank - SWIFT GKCCBEBB]);
(b)	to sign such documents as necessary or useful for purposes of subscribing to the New Shares and enacting the Capital Increase;

(c)	to effect timely such notifications and filings as may be required pursuant to applicable law (such as a PDMR dealing reporting or a transparency filing, as applicable).
3.	[Unless we provide the Company with full and complete dematerialization instructions by November 14, 2025, we agree that the New Shares shall be delivered in registered form.]
4.	[We agree that the New Shares shall be delivered in registered form.]
5.	We confirm that no regulatory consents or approvals are required by any governmental or other regulatory body for our taking any of the actions set forth herein.
6.

We confirm that we do not possess any “inside information” with respect to the Company as such term is defined in Regulation 596/2014 of the European Parliament and the Council of the European Union dated 16 April 2014 on market abuse.

7.

We confirm that our investment decision is based upon our own judgment and analysis, and that we are aware of the risks associated therewith and have the information we deem relevant for making our investment decision. We, either alone or together with our representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the New Shares, and has so evaluated the merits and risks of such investment. We are able to bear the economic risk of an investment in the New Shares and, at the present time, are able to afford a complete loss of such investment. Furthermore, our Subscription Commitment is made on the understanding that the Company is in compliance in all material respects with its public disclosure and reporting obligations pursuant to applicable law.

8.

We acknowledge and agree that neither the Company nor any of its directors and officers have made any representations or warranties to us, express or implied, with respect to the Company, the Private Placement or the New Shares and, therefore, we will not hold the Company or any of its directors or officers in any way liable to us in relation to this Subscription Commitment Letter and the subscription of the New Shares.

9.	We confirm that we have sufficient funds available for the timely performance of our obligations under this Subscription Commitment Letter.
10.

[We confirm that we are a non-U.S. Person (as such term is defined under in Rule 902 of Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”)), and understand that:

(a)

we (i) are acquiring the New Shares outside the United States in an offshore transaction meeting the requirements of Regulation S; (ii) are not acquiring, have not offered, and will not offer prior to the expiration of the Distribution Compliance Period (as defined herein) the New Shares for the account or benefit of any U.S. Person; (iii) did not become aware of the Company or the New Shares through any form of “directed selling efforts” (as defined in Rule 902 of Regulation S); (iv) were outside the United States at the time of the origination of contact concerning the transactions contemplated by this Subscription Commitment Letter and on the date of execution and delivery of this Subscription Commitment Letter by the Undersigned; (v) are not acquiring the New Shares in a transaction or part of series of transactions that, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act; (vi) are neither a U.S. Person nor a Distributor (in each case, as defined in Rule 902 of Regulation S) and (vii) are the sole beneficial owner of the New Shares specified on signature pages hereto and have not pre-arranged any sale with a purchaser in the United States;

(b)

the New Shares are subject to a 40 day “distribution compliance period” (as defined in Regulation S) (the “Distribution Compliance Period”), and the Undersigned acknowledges and agrees that therefore the New Shares may only be offered or sold, prior to the expiration of the Distribution Compliance Period, (i) in accordance with Rule 903 or 904 of Regulation S, (ii) pursuant to registration of the New Shares under the Securities Act, or (iii) pursuant to an available exemption from the registration requirements of the Securities Act and upon delivery of an opinion of counsel reasonably satisfactory to the Company to such effect; and

(c)

that the New Shares are “restricted securities” within the meaning of the Securities Act and have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States and that any offer and sale of the New Shares to it is being made in reliance on an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act in a transaction not involving any public offering in the United States.]

11.	[We confirm that we are a U.S. Person (as defined in Rule 902 of Regulation S), and:
(a)

hereby represent and warrant that we (i) as of the date of this Agreement are, if an entity, a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act; or (ii) if an individual, are an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act and have such knowledge and experience in financial and business matters as to be able to protect our own interests in connection with an investment in the New Shares. We further represent and warrant that (x) we are capable of evaluating the merits and risk of such investment, and (y) that we have not been organized for the purpose of acquiring the New Shares and we are an “institutional account” as defined by FINRA Rule 4512(c). We understand and agree that the offering and sale of the New Shares has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Undersigned’s representations as expressed herein;

(b)

acknowledge we are purchasing the New Shares solely for our own account and not for the account of others, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and we have no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to our right at all times to sell or otherwise dispose of all or any part of such New Shares in compliance with applicable United States federal and state securities laws.  Notwithstanding the foregoing, if we are purchasing the New Shares as a fiduciary or agent for one or more investor accounts, we have full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account. We have no present arrangement to sell the New Shares to or through any person or entity. We understand that the New Shares must be held indefinitely unless such New Shares are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available.

(c)

acknowledge and agree that the New Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, and we understand that the New Share have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the New Share must continue to be held and may not be offered, resold, transferred, pledged or otherwise disposed of by the Undersigned unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States.  We understand that the exemptions from registration afforded by Rule 144 promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which are outside of the Undersigned’s control and which the Company may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. We acknowledge and agrees that we have been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the New Shares. We acknowledge that no federal or state agency has passed upon or endorsed the merits of the offering of the New Shares or made any findings or determination as to the fairness of this investment

We understand that any certificates or book entry notations evidencing the New Shares may bear one or more legends in substantially the following form and substance:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR (IV) THE SECURITIES ARE TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL REQUIRE NEITHER CONSENT NOR THE DELIVERY OF AN OPINION);” and

(d)

acknowledge that we are not purchasing the New Shares as a result of any advertisement, article, notice or other communication regarding the New Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the Undersigned’s knowledge, any other general solicitation or general advertisement.]

12.	This Subscription Commitment Letter and its contents are confidential, and cannot be disclosed to any third party, except:
(a)	to the extent that disclosure is required by law, rule or regulation, or any competent securities exchange or other governmental authority;
(b)	as necessary to support a claim or defense in litigation between the parties;
(c)	as otherwise agreed in writing between the parties.

Notwithstanding the foregoing, we consent to that, inter alia, the press release and other disclosure or information materials to be prepared by the Company in respect of the Private Placement will refer to our commitments herein, and that this Subscription Commitment Letter will be available for inspection for such periods as may be required by any regulatory authority.

13.

This Subscription Commitment Letter contains the entire agreement between the parties with respect to its subject matter. It replaces and annuls all prior agreements, communications, offers, proposals or correspondence, oral or written, exchanged or concluded relating to the same subject matter.

14.	No addition to, variation, novation or agreed cancellation of this Subscription Commitment Letter shall be of any force or effect unless in writing and signed by or on behalf of us and the Company.
15.

This Subscription Commitment Letter and any dispute or claim arising out of or in connection with this letter or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Belgium (without application of the conflict of law rules thereunder). The courts within the city of Brussels (Belgium) are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this letter.

Yours faithfully,

On behalf of [investor],

By:
Name:
Title:

By:
Name:
Title:

For acknowledgment and agreement on behalf of the Company,

By:
Name:
Title:
Date: